SALT LAKE CITY, UT (DECEMBER 24, 2007) — Broadcast International, Inc. (OTCBB: BCST.OB), today announced that it has entered into definitive documentation for the sale of approximately $15.0 million in aggregate principal amount of its 6.25% senior secured convertible promissory notes, due December 21, 2010, and related shares of common stock and common stock purchase warrants. These securities were sold to certain accredited investors.

The notes mature on December 21, 2010 and are convertible into shares of Broadcast common stock at an initial conversion price of $5.45 per share, subject to anti-dilution adjustments for certain corporate transactions. Broadcast has agreed to grant to the holders of the notes a first lien on substantially all of its assets.

As part of this offering, Broadcast issued to the purchasers of the notes an aggregate of 1,000,000 shares of its common stock and warrants to purchase up to 1,875,000 shares of its common stock. The warrants have a term of five years and are exercisable for shares of Broadcast common stock at a price of $5.00 per share, subject to anti-dilution adjustments for certain corporate transactions. Broadcast will use the net proceeds received from this offering for general corporate purposes.

Broadcast has granted the purchasers of the notes a demand registration right in the event that the shares of common stock underlying the notes and the warrants as well as the shares of common stock issued to the purchasers of the notes are not freely tradable under applicable securities laws within six months following the closing of the transaction.

BMO Capital Markets acted as exclusive placement agent in connection with the offering.

The securities described in this press release were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.